Exhibit 10.19

SETTLEMENT TERM SHEET

This Settlement Term Sheet is entered into by and among Hornbeck Offshore Services, LLC (“HOS”), Gulf Island Shipyards, LLC (“G1S”), Gulf Island Fabrication, Inc. (“GIFI”), Fidelity & Deposit Company of Maryland (“F&D”) and Zurich American Insurance Company (F&D and Zurich American Insurance Company, collectively, “Zurich”) and made effective as of this 3rd day of October 2023.

For good and valuable consideration, the sufficiency of which is acknowledged, the parties agree to the following settlement terms:

1. HOS revokes its $ 146 million all cash offer.

2. Zurich exercises its option under Paragraph 1 of the bonds to take over the contracts and complete Hulls 369/370. The vessels will be completed at either Bollinger Shipyards or Eastern Shipbuilding Group, or another mutually agreed shipyard.

3. Subject to HOS’ financial contribution below, Zurich will be responsible for the entire cost to complete Hulls 369/370 per the terms of the contracts and the drawings and specifications.

4. HOS will commit the remaining balance due on each of the contracts which is $23,860,266 for Hull 369 and $29,957,715 for Hull 370 or a total of $53,817,981 as payments become due to the completion shipyard.

5. HOS will contribute with Zurich on a dollar-for-dollar basis payments due to the completion shipyard for Hulls 369/370 until the remaining contract balances due by HOS on each of the vessels has been exhausted.

6. In the event the total cost to complete Hull 369 is less than $47,720,532, or the cost to complete Hull 370 is less than $59,915,430, HOS’ financial liability for completion of the vessels shall be limited to the amounts payable by HOS under the 50/50 sharing formula in paragraph 5 above.

7. Zurich shall be responsible for all costs to complete Hull 369 that are in excess of $47,720,532 and all costs to complete Hull 370 that are in excess of $59,915,430, excluding change order or extra work requested by HOS after the date of this Settlement Term Sheet. The costs to complete the contracts will include but not be limited to all storage costs, costs of moving the vessels and all related equipment and inventory to the completion shipyard, refurbishment of the vessels and all equipment, the purchase and the acquisition of an electrical engineering package from an agreed upon vendor, as well as warranties for the Work and OEM equipment packages.

8. All insurance proceeds received from Hurricane Ida pursuant to paragraph 13 will be used to repair the hurricane and related damages caused to Hulls 369 and 370 and related inventory.

9. GIS hereby releases and dismisses all of its claims against HOS in the pending litigation with prejudice and HOS hereby releases and dismisses all of its claims against GIS and Zurich in the pending litigation with prejudice. HOS agrees to dismiss without prejudice the litigation pending in the Judicial District Court, Parish of Terrebonne, State of Louisiana, bearing docket No. 194556, Division “E” captioned Hornbeck Offshore Services, LLC v. Gulf Island Shipyard, LLC, et al.

10. Zurich shall have 60 days from execution of this Settlement Term Sheet to enter into completion agreements with the completion contractor. The completion contracts shall contain a delivery date of no later than March 1, 2025 for one of the Vessels and no later than June 1,2025 for the other Vessel, which dates shall be extended day-for-day for each day between the date of this Settlement Term Sheet and the date on which each completion agreements are executed between Zurich and the completion contractor, but in no event more than 60 days, unless agreed by Hornbeck and Zurich in writing.

11. HOS agrees to and hereby does waive existing liquidated damages through the delivery dates in paragraph 10 above. The takeover agreement will include liquidated damages provisions for late delivery at the same rates and on the same terms as the Second Amendments to the Vessel Construction Agreements.

12. GIS and GIFI hereby confirm that Zurich has been assigned and is entitled to possession of Hulls 369/370 pursuant to the terms of the GIAs. GIS and GIFI will immediately turn over possession of Hulls 369/370, including all related equipment and inventory, to Zurich and hereby release all liens and privileges, both possessory and non-possessory, in Hulls 369/370, including all related equipment and inventory, and within ten days of this Settlement Term Sheet shall cancel and terminate all UCC-1 security interests related in any way to the Vessels and/or Vessel Construction Agreements.

13. GIS and GIFI will assign to Zurich any proceeds payable under Gulf Island’s hull and machinery policy insuring Hulls 369/370 related in any way to Hurricane Ida damages.

14. This Settlement Term Sheet may be signed in separate counterparts, all of which taken together constitute one and the same agreement and any of the parties may execute this Settlement Term Sheet by signing any such counterpart and an electronic transmission of any such signature page is valid as an original.

15. The parties and their signatories hereto warrant that each has the power and authority to execute this Settlement Term Sheet.

[Signature page follows]

Hornbeck Offshore Services, LLC

By:	/s/ Todd M. Hornbeck
Title:	CEO
Date:	10/3/2023

Gulf Island Shipyards, LLC

By:	/s/ Richard Heo
Title:	CEO
Date:	10/3/2023

Gulf Island Fabrication, Inc.

By:	/s/ Richard Heo
Title:	CEO
Date:	10/3/2023

Fidelity & Deposit Company of Maryland

By:	/s/ James W. Hamel
Title:	AVP & Team Manager
Date:	10/3/2023

Signature page to Settlement Term Sheet

Zurich American Insurance Company

By:	/s/ James W. Hamel
Title:	AVP & Team Manager
Date:	10/3/2023

Signature page to Settlement Term Sheet